EXHIBIT 11.1
                             QUANTUM CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE
                     (In thousands except per share data)

                                                     Three Months Ended
                                                    June 30,     July 2,
                                                        1996        1995
                                                     -------     -------
PRIMARY
Weighted average number of common
   shares during the period                           55,461      47,954
Incremental common shares attributable
   to exercise of outstanding options                  2,385       3,758
                                                     -------     -------

Total shares                                          57,846      51,712
                                                     =======     =======

Net income                                           $ 3,843     $12,942
                                                     =======     =======

Net income per share                                 $  0.07     $  0.25
                                                     =======     =======

FULLY DILUTED
Weighted average number of common
   shares during the period                           55,462      47,954
Incremental common shares attributable
   to exercise of outstanding options and
   conversion of 6 3/8% convertible
   subordinated debentures and 5%
   convertible subordinated notes                     19,732      14,285
                                                     -------     -------

Total shares                                          75,194      62,239
                                                     =======     =======

Net income:
   Net income                                        $ 3,843     $12,942
   Add 6 3/8% convertible subordinated
      debentures and 5% convertible
      subordinated notes interest,
      net of income tax effect                         3,627       1,837
                                                     -------     -------

Net income, as adjusted                              $ 7,470     $14,779
                                                     =======     =======

Net income per share                                 $  0.10 *   $  0.24
                                                     =======     =======


* The primary net income per share is shown in the statements of income as both primary and fully diluted, as the effect of the assumed conversion of the subordinated debentures is anti-dilutive.